Exhibit 99.2

Script for March Sales Comments -- Thursday, April 7th, 2005

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the March reporting period for fiscal year 2005, the five weeks ended April 2nd, 2005.

Payless ShoeSource reported that corporate same-store sales increased 1.4 percent during March of fiscal 2005 versus the same period in fiscal 2004.

Total company sales in March were $270.2 million dollars, a 1.4 percent decrease from total sales of $273.9 million in March 2004. Sales are from continuing operations in both periods.

We saw strong results for the month in men's, women's and children's dress and casual shoes, as well as solid results in women's athletics and girl's sandals. Weaker categories included men's and women's sandals and accessories.

By region, our business was strongest in the South, followed by the Northeast, Northcentral and the West.

Payless ShoeSource remains committed to its long-standing goal to achieve low single-digit positive same-store sales on a consistent basis. Based on quarter-to-date sales, the company is on-track to achieve this objective in the first quarter despite the fact that April sales will likely be negatively affected by the shift in Easter to March 2005 from April last year.

At the end of March, we were operating 4,646 total stores, including 147 stores in the Central American region, 30 stores in South America and 308 stores in Canada.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending October 30, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

To hear this recording again, press 1. To return to the main menu, press 2.